Sunterra Names John Ziegelman Chairman

David Gubbay Steps Down as Chairman, Will Leave Board by Year End

LAS VEGAS, NV -- 10/27/2006 -- Sunterra Corporation (PINKSHEETS: SNRR) today announced that John Ziegelman has been named chairman of the board of directors. Mr. Ziegelman's appointment follows David Gubbay's decision to resign from the board due to business and personal commitments. Mr. Gubbay has agreed to remain a director at the pleasure of the board, but no later than the end of the year to ensure a smooth transition.

Mr. Ziegelman joined Sunterra's board in July 2006. He is the founder and chief investment officer of CD Capital Management LLC. Mr. Ziegelman also chairs Sunterra's Strategic Alternatives Committee.

Mr. Gubbay has served as a director and as Sunterra's chairman since July 2002.

"On behalf of the board of directors, I thank David for his contributions to Sunterra. I am pleased that he has agreed to temporarily remain on the board to ensure an orderly transition and to continue to help us make progress on resolving important issues," Mr. Ziegelman said.

About Sunterra

Sunterra is one of the world's largest vacation ownership companies with more than 318,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

CONTACT:
Marilyn Windsor
(702) 304-7149